Exhibit 1.9

CDC CORPORATION LIMITED

AND

ASIA PACIFIC ONLINE LIMITED

________________________________________

EXECUTIVE SERVICES (CEO) AGREEMENT

WHEREAS, APOL has agreed to provide certain services to the Company, including the services of Mr. Peter Yip (the “Executive”) as the Chief Executive Officer and Vice-Chairman of CDC Corporation (as defined below) on the terms set forth herein.

WHEREAS, the Company acknowledges that prior to entering into this Agreement the Executive had engaged in activities business related or otherwise in connection with various entities and organizations including Hong Kong Breeders Club, Asia Global Capital Fund and others as more particularly set out in Schedule 4 hereto and will continue to be so engaged during the continuance of this Agreement.

WHEREAS, the terms of this Agreement have been approved by the Board and the Agreement has been so ratified by the Board.

NOW, THEREFORE, in consideration of the foregoing mutual covenants and agreements contained herein, the Parties hereby agree as follows:

1. DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, the following words and expressions shall bear the following meanings, unless the context otherwise requires:

“Appointment Date” means April 12, 2006.

“Associated Company” means any corporation or other business entity or entities that directly or indirectly controls, is controlled by, or is under common control with the Company after the Appointment Date or all other entities in the group of companies of such Associated Companies, and “Associated Company” shall have a corresponding meaning.

“Board” means the board of directors of CDC Corporation from time to time.

“CDC Corporation” means CDC Corporation, a company incorporated under the laws of the Cayman Islands, with its corporate headquarters located at 33/F, Citicorp Centre, 18 Whitfield Road, Causeway Bay, Hong Kong.

“CEO Options Transfer Agreement” means the CEO Options Transfer Agreement to be entered into between the Executive, CDC Corporation and APOL whereby APOL is permitted to transfer certain options to certain transferees.

“Change of Control” means that a “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act, other than CDC Corporation, APOL or any of its respective affiliates, has become an “owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of CDC Corporation (20%) or more of the combined voting power of CDC Corporation’s then outstanding securities (including, without limitation, securities owned at the time of any increase in ownership).

“Compensation Committee” means the compensation committee of the Board.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Executive Committee” means the executive committee established by the Board in accordance with CDC Corporation’s Articles of Association.

“Group” means the CDC Corporation group of companies.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“PRC” means the People’s Republic of China.

“Services” means the services rendered by APOL to the Company as described in Schedule 1 hereto.

“1999 Stock Option Plan” means CDC Corporation’s stock option plan, which was initially adopted in the 1999 Annual General Meeting of CDC Corporation, as amended from time to time.

1.2 Any reference in this Agreement to any ordinance or other enactment shall be deemed also to refer to any statutory modification, amendment, codification or re-enactment thereof or substitution therefore or regulations or guidelines issued under any of the foregoing.

1.3 Any reference to a numbered clause or a numbered schedule shall be a reference to the relevant clause, or as the case may be, the relevant schedule of this Agreement.

1.4 The headings to the clauses of this Agreement shall not affect its interpretation.

1.5 References to this Agreement shall be inclusive of all Schedules and Exhibits.

2. TERM OF APPOINTMENT

2.1 The Company hereby engages APOL, and APOL accepts such engagement, to render Services, including the services of the Executive as the Chief Executive Officer and Vice-Chairman of CDC Corporation effective the Appointment Date for a period of three years (the “Initial Term”).

2.2 This Agreement shall be automatically renewed for successive periods of one (1) year after the expiration of the Initial Term unless either the Company or APOL informs the other Party in writing not less than three (3) months prior to the expiration of the then-current term of its desire for this Agreement to not be automatically renewed for the successive term.

3. RIGHT TO NOMINATION AS DIRECTOR

3.1 For so long as (a) APOL beneficially owns at least 5% of CDC Corporation’s Class A Common Shares and (b) the Executive, or together with one or more members of his immediate family, is the beneficial owner of at least 50% of APOL; APOL shall have the right to nominate one Director to the Board of CDC Corporation, subject to the approval of the shareholders of CDC Corporation.

4. CONSIDERATION

4.1 In consideration for the Services of the Executive to be provided, the Company shall pay, provide or grant to APOL; (a) a cash remuneration of US$1 per annum to APOL (the “Management Fee”); (b) options to purchase shares of CDC Corporation as described in Clause 5; and (c) the other benefits as set forth in Clause 6 hereof. The Company will not be obliged to increase the Management Fee at any time during the Initial Term.

4.2 The consideration as set forth in Clause 4.1 hereof shall be reviewed at the end of the Initial Term, and if this Agreement is renewed, at the beginning of each term thereafter (each such date, a “Review Date”). On each Review Date, the consideration as set forth in Clause 4.1 hereof shall be revised or amended by such amount as agreed by a review committee of the Board, as designated from time to time (the “Review Committee”) in the manner specified by Clause 4 hereof. In addition, at any time after the date of this Agreement, APOL may, by written notice to the Company, call for a review of consideration as set forth in Clause 4.1 hereof (an “APOL Notice”), which shall require the Review Committee to review the Management Fee in the manner specified by Clause 4.3 hereof; provided, however, that APOL may not deliver more than one APOL Notice between successive Review Dates.

4.3 The Review Committee shall convene on each Review Date or upon receiving an APOL Notice. The Review Committee shall consist of members of the Compensation Committee and not less than two independent directors of CDC Corporation. However, if the Executive shall be a member of the Compensation Committee, the Executive shall not be a member of the Review Committee. The Review Committee shall authorize an increase in the Management Fee and/or the reimbursements set forth in Clause 6.1 hereof in an amount at least equal to an increase in the Consumer Price Index A, produced by the Hong Kong Government, and may authorize a larger increase in the Management Fee and/or the reimbursements set forth in Clause 6.1 hereof at its discretion, taking into account the information provided by a third party executive search or compensation consulting firm. If the Review Committee determines that an increase in the Management Fee and/or the reimbursements set forth in Clause 6.1 hereof is justified, the Management Fee and/or the reimbursements set forth in Clause 6.1 hereof payable shall be increased accordingly subject to ratification by the Board.

4.4 To the extent reasonably practicable the Company shall cooperate with APOL to ensure that the remuneration arrangements set forth in this Agreement are structured in a tax efficient manner for all concerned parties. APOL agrees and warrants to the Company that it shall, and shall procure that the Executive will, indemnify the Company and any Associated Company, and hold the Company and any Associated Company harmless against any of its or the Executive’s non-payment of any and all social security, income tax, tax related to employee benefits or retirement, any required insurance including without limitation, professional indemnity, and other national, provincial or local taxes or assessments in connection with its remuneration arrangements and benefits from the Company and any Associated Company. In addition, each of APOL and the Executive specifically represents, warrants and covenants to the Company that to the extent that it and he are subject to any withholding or deduction under income tax laws of any jurisdiction with respect to the remuneration arrangements and benefits from the Company and any Associated Company, that it and he will hold the Company and each Associated Company harmless against any non-withholding or non-deduction in connection with the remuneration arrangements and benefits from the Company and any Associated Company.

5. SHARE OPTIONS

5.1 Subject to the provisions of this Clause 5, APOL shall be granted 2,400,000 share options under the 1999 Stock Option Plan (“Options”) as set forth in the option award agreement which allows APOL to purchase an equivalent number of CDC Corporation’s Class A Common Shares, par value US$0.00025 (the “Shares”). Such Options shall be deemed to be granted to APOL on the Appointment Date with an exercise price of US$3.99 per Option, the closing price of the Shares on the day before the Appointment Date.

5.2 The Options granted under Clause 5.1 shall vest over the course of the Initial Term according to a vesting schedule as set forth in Schedule 2; provided (a) the Executive remains at CDC Corporation to provide the Services on the day vesting of the relevant portion of those Options takes place and (b) this Agreement has not otherwise been terminated. Except as otherwise provided in this Clause 5, the Options granted shall be subject to the terms and conditions of the 1999 Stock Option Plan.

5.3 In addition to the Options granted under Clause 5.1, under the 1999 Stock Option Plan APOL shall also be granted (a) 2,000,000 share options; and (b) 399,999 share options (collectively “Contingent Options”), as set forth in the option award agreement(s) which allow APOL to purchase the same number of CDC Corporation’s Shares. These 2,399,999 Contingent Options shall be deemed to be granted to APOL on the Appointment Date with an exercise price of US$3.99 per Contingent Option, the closing price of the Shares on the day before the Appointment Date.

5.4 Of the 2,000,000 Contingent Options granted under Clause 5.3(a), 500,000 shall vest in APOL upon the occurrence of an Event as more particularly described in Schedule 3 and in accordance with that Schedule 3; and of the 399,999 Contingent Options granted under Clause 5.3(b), 133,333 shall vest upon the occurrence of an Event as more particularly described in Schedule 3 and in accordance with that Schedule 3; provided (a) the Executive remains at CDC Corporation to provide the Services on the day vesting of the Contingent Options takes place and (b) this Agreement has not otherwise been terminated. Except as otherwise provided in this Clause 5, the Contingent Options granted shall be subject to the terms and conditions of the 1999 Stock Option Plan.

5.5 (a) If this Agreement is terminated other than pursuant to Clauses 12.1, 12.2, 12.4 or 12.5 hereof, provided that the Executive executes a written release in favour of the Company and its Associated Companies, the Company shall cause the Executive’s Options to accelerate and fully vest. In the event of such termination other than pursuant to Clause 12.1 and 12.2 of this Agreement, the Executive shall have a reasonable period of time following such termination to exercise the Executive’s Options that had vested as of the date of termination, such period to be not less than ninety (90) days following the date the Board determines the Executive is no longer in possession of material non-public information such that the Executive may freely exercise the Options in compliance with the Company’s insider trading policy and applicable law.

(b) Notwithstanding the matters set out in the forgoing sub-clause (a), if under Clauses 12.4 or 12.5 hereof the Executive is terminated or initiates the termination as a result of a death or disability that is tangibly related to the performance of the duties by the Executive for the Company hereunder, the Company shall cause the Executive’s Options to accelerate and fully vest and the Executive or his successors or assigns, as the case may be, shall have up to one year following such termination to exercise the Executive’s Options.

(c) For avoidance of doubt if under Clauses 12.4 or 12.5 hereof the Executive is terminated or initiates the termination as a result of a death or disability that is NOT tangibly related to the performance of the duties by the Executive for the Company hereunder, the Executive’s Options shall not accelerate but the Executive or his successors or assigns, as the case may be, shall have up to one year following such termination to exercise the Executive’s Options that had vested as of the date of termination.

(d) To the extent any provision in the forgoing sub-clauses (a), (b) and (c) relates to any time period during which the Options may become exercisable, the same provision shall also apply to the Contingent Options such that they shall be subject to the same time period during which they may become exercisable. For avoidance of doubt, to the extent any provision in the forgoing sub-clauses (a), (b) and (c) relates to acceleration of vesting of the Options, the same shall not apply to the Contingent Options.

5.6 If there is a Change of Control and within one year from the Change of Control date, the Company (or its successor) terminates the Services provided by APOL for any reason other than in accordance with Clause 12 hereof, as of the date of termination (the “Termination Date”), all unexercised Options and Contingent Options held by APOL shall immediately vest and APOL shall have the right to exercise such Options and Contingent Options on and as of the Termination Date; provided that this Clause 5.6 shall not apply if a Change of Control shall have occurred and the services of APOL with respect to the Services provided by the Executive are retained and the Executive remains in good standing with CDC Corporation (or its successor) during the one year from the Change of Control date, in which case, Clause 5.7 hereof shall apply.

5.7 If there is a Change of Control and the Services provided by APOL with respect to the services provided by the Executive are retained and the Executive remains in good standing with the Company (or its successor), then at the one year anniversary date of the Change of Control date (the “Anniversary Date”), all unexercised Options and Contingent Options held by APOL shall immediately vest and APOL shall have the right to exercise such Options and Contingent Options as of the Anniversary Date up to the last day upon which the Services of APOL with respect to the services provided by the Executive are in effect whether pursuant to this Agreement or a successor agreement; provided that during the course of the one year period prior to the Anniversary Date, APOL’s Options and Contingent Options shall vest in accordance with the vesting schedule as set forth in the APOL option award agreement(s).

5.8 The Parties agree that except as provided for in the CEO Options Transfer Agreement or otherwise pursuant to the prior written consent of the Company, APOL will not sell, offer to sell, contact to sell, grant any option to purchase or otherwise dispose of any Options (whether vested or unvested) or any Contingent Options, or any securities convertible into exercisable or exchangeable for such Options (whether vested or unvested) or Contingent Options, including the Company’s Shares, or in any other manner transfer all or a portion of the economic consequences associated with the ownership of any such Options (whether vested or unvested) or any Contingent Options during the term of this Agreement. .

5.9 Any award of options under this Agreement shall not affect the accrued rights of the Executive in relation to other options on the securities of CDC Corporation or any Associated Company held by the Executive and or APOL.

6. OTHER BENEFITS

6.1 Upon presentation of proper vouchers, receipts or other proof, the Company shall reimburse APOL with respect to reasonable expenses of the Executive related to travel, entertaining and subscriptions, in accordance with the policies of the Company, in each case reasonably incurred in the performance of his Services.

6.2 The Executive shall be entitled to membership of the Company’s permanent health insurance scheme, subject to the terms of that scheme and of any related policy of insurance as in force from time to time.

7. CONFIDENTIAL INFORMATION

7.1 Each of APOL and the Executive covenants and agrees not to use, other than for the benefit of the Company and to keep confidential, during the term of this Agreement, all information about the Company and all Associated Companies which the Company or any of the Associated Company treats as confidential, including, but not limited to, information about customers, marketing plans, marketing techniques, technical information, and possible new products or services, except that APOL and the Executive shall not be required to keep particular items of information confidential after those items of information become generally available to the public without a breach by APOL or the Executive of the obligations under this Clause.

7.2 Each of APOL and the Executive covenants and agrees that, except during the performance of the Services, they shall not, at any time, directly or indirectly, without the prior written consent of the Company, use or disclose to any person any confidential or proprietary information (“Confidential Information”) obtained or developed by APOL or the Executive, as the case may be, during the term of this Agreement relating to the Company’s business, except information which at the time is (a) available to others in the same business as the Company or generally known to the public other than as a result of disclosure by him not permitted hereunder, (b) lawfully acquired from a third party who is not obligated to the Company to maintain such information in confidence, or (c) used in any dispute or proceedings between third parties and APOL or the Executive, as the case may be, and is legally compelled disclosure; provided, APOL and/or the Executive, as the case may be, shall (i) assert the privileged and confidential nature of the Confidential Information against the third party seeking disclosure, and (ii) cooperate fully with the Company in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure and/or use of the Confidential Information. In the event that such protection against disclosure is not obtained, APOL or the Executive, as the case may be shall be entitled to disclose the Confidential Information, but only as and to the extent necessary to legally comply with such compelled disclosure.

7.3 Each of APOL and the Executive covenants and agrees to disclose promptly to the Company all new discoveries, ideas, formulae, products, methods, processes, designs, trade secrets, copyrightable material, patentable inventions, intellectual property or other useful technical information or know-how and all improvements, modifications or alterations of existing discoveries made, discovered or developed by the Executive, either alone or in conjunction with any other person during the term of this Agreement, or using the Company’s or any Associated Company’s materials or facilities which discoveries or developments are based on, derived from or make use of any information directly related to the business disclosed to, or otherwise acquired by, the Executive from the Company or any Associated Company during the term of this Agreement. Each of APOL and the Executive covenants and agrees that any copyright, patent, trademark or other proprietary rights in any such discoveries shall be the sole and exclusive property of the Company, and the Company need not account to APOL or the Executive for any revenue or profit derived therefrom. If by operation of law or otherwise, any or all of the items of this Clause 7.3 or any component or element thereof is considered to be the intellectual property right of APOL or the Executive, APOL and the Executive (as applicable) covenants and agrees to irrevocably assign to the Company, its successor and assigns, ownership of all copyrights and all other intellectual property rights available with respect to each such element or item. Each of APOL and the Executive shall be deemed to have granted the Company an irrevocable power of attorney to execute as its or his agent any and all documents (including copyright registrations) deemed necessary by the Company to perfect Company’s intellectual property rights in and to each of the items in this Clause.

8. NON-SOLICITATION

8.1 APOL and the Executive will not for a period of twelve (12) months after the termination of this Agreement either personally or by an agent directly or indirectly, either on his own account or for any other person, firm or company, or in association with or in the employment of any other person, firm or company, solicit or serve or interfere with or endeavor to entice away from the Company or any Associated Company any person, firm or company who within twelve (12) months prior to or at the date of such termination was a customer of or in the habit of dealing with the Company or any Associated Company and with whom APOL and the Executive had contact or about whom APOL and the Executive became aware or informed in the course of this Agreement.

8.2 APOL and the Executive will not for a period of twelve (12) months after the termination of this Agreement with the Company either personally or by an agent directly or indirectly, either on his own account or for any other person, firm or company, solicit or interfere with or endeavor to entice away from the Company or any Associated Company any person who within twelve (12) months prior to or at the date of such termination was an employee, director or consultant of the Company or any Associated Company.

9. NON-COMPETITION

9.1 During the continuance of this Agreement, except as otherwise permitted as an exception as defined and described in Schedule 4, without the prior written consent of the Company, APOL and the Executive shall not (unless otherwise agreed in writing by the Company) undertake any other business or profession that is in direct competition with the Company or be or become a director, employee or agent of any other company (other than for an Associated Company), firm or person that has a substantial portion of its business in direct competition with the Company from time to time. The Executive may, however, hold or acquire by way of bona fide investment only shares or other securities of any company in compliance with Company policy unless the Company shall require him not to do so in any particular case on the ground that such other company is or may be carrying on a business competing or tending to compete with the business of the Company or any Associated Company.

9.2 APOL and the Executive will not for a period of twelve (12) months after the termination of this Agreement either personally or by an agent directly or indirectly either on his own account or for any other person, firm or company or in association with or in the employment of any other person, firm or company be engaged in or concerned directly or indirectly in any executive, technical or advisory capacity in any business concern (of whatever kind) which is in competition with the business of the Company or any Associated Company. This clause shall not restrain APOL and the Executive from being engaged or concerned in any business concern in so far as APOL’s or the Executive’s duties or work shall relate solely:

9.2.1	to geographical areas where the business concern is not in competition with the Company or any Associated Company; or

9.2.2	to services or activities of a kind with which APOL or the Executive was not concerned to a material extent during this Agreement.

9.3 IN CONNECTION WITH THIS CLAUSE 9, APOL AND THE EXECUTIVE EACH REPRESENTS THAT ITS OR HIS EXPERIENCE, CAPABILITIES AND CIRCUMSTANCES ARE SUCH THAT THESE PROVISIONS WILL NOT PREVENT APOL OR THE EXECUTIVE (AS APPLICABLE) FROM EARNING A LIVELIHOOD AND THAT THE LIMITATIONS SET FORTH THEREIN ARE REASONABLE AND PROPERLY REQUIRED FOR THE ADEQUATE PROTECTION OF THE COMPANY.

10. RETURN OF PAPERS, RIGHT TO INJUNCTIVE RELIEF, ETC.

10.1 Each of APOL and the Executive covenants and agrees, in order to effectuate the intent of the Parties with respect to confidentiality of the trade secrets of the Company, to return to the Company forthwith upon the request of the Company or the termination of this Agreement or promptly thereafter, all documents, materials, photographs, memorandum, and all copies or reproductions thereof, or any property of a similar or different nature containing information relating to the business or other Confidential Information, whether such material was furnished by the Company, prepared by APOL or the Executive, or otherwise came into its or his possession, custody or control during the Agreement. APOL and the Executive shall not be entitled to and shall not retain any copies thereof. Title and copyright therein shall vest in the Company. Each of the APOL and the Executive further agrees to use its or his best efforts and to exercise utmost diligence to protect and guard and keep secret and confidential all Confidential Information that shall come into its or his possession by reason of its or his services to the Company.

10.2 Each of APOL and the Executive acknowledges that the Company or an Associated Company may suffer irreparable harm, which cannot readily be measured in monetary terms, if APOL or the Executive breaches the obligations under Clauses 7, 8, 9 or 10 hereof. Each of APOL and the Executive further acknowledges and agrees that the Company or an Associated Company may obtain injunctive or other equitable relief against it or him to prevent or restrain such breach causing such harm; provided, however, that where such breach involves subject matter that is susceptible of being cured, APOL and the Executive (as applicable) will cure such breach as promptly as practicable upon notice of such breach to APOL and the Executive (as applicable). Such injunctive relief shall be in addition to any other remedies the Company might have under this Agreement or at law.

11. [INTENTIONALLY OMITTED]

12. TERMINATION OF AGREEMENT

12.1 If the Executive:

12.1.1	shall be or become incapacitated from any cause whatsoever from efficiently performing his duties hereunder for six (6) consecutive months in aggregate in any period of twelve (12) consecutive months;

12.1.2 shall be or become prohibited by law from being a director;

12.1.3 is convicted of, pleads guilty to or does not contest a felony;

12.1.4	has been grossly negligent or acted dishonestly, in either case, to the material detriment of the Company or any Associated Company;

12.1.5 has engaged in actions amounting to willful misconduct;

12.1.6	has materially breached any of the terms of this Agreement which breach is not reasonably cured within 30 days after written notice to the Executive from the Company; or

12.1.7	refuses or negligently refuses fails to comply with reasonable and lawful instructions of the Company or the Company’s written regulations, which failure is not reasonably cured within 30 days after written notice to the Executive from the Company, then the Company shall be entitled to terminate this Agreement at any time by notice in writing to APOL. APOL or the Executive shall have no claim against the Company by reason of such termination.

12.2	If APOL:

	12.2.1	shall become insolvent; or

	12.2.3	shall fail to be able to procure the services of Mr. Peter Yip as the Executive;

then the Company shall he entitled to terminate this Agreement at any time by notice in writing to APOL. APOL or the Executive shall have no claim against the Company by reason of such termination.

12.3 Any delay or forbearance by the Company in exercising any right of termination shall not constitute a waiver of it.

12.4 In the event of the Executive’s death during this Agreement, this Agreement shall be deemed to have terminated on the last day of the calendar month during which the Executive’s death shall occur, and the Company shall (i) pay to the Executive’s estate, in full discharge of its obligations hereunder, compensation for the Executive’s services up to and including the last day of the month in which the death occurred and (ii) reimburse the Executive’s estate for any expenses properly incurred prior to the termination of this Agreement. Thereafter, the Company’s obligations hereunder shall terminate subject to Clause 5.5.

12.5 APOL may terminate this Agreement upon providing six (6) months notice in writing to the Company.

12.6 Except as specifically provided in Clauses 12.1, 12.2, and 12.4 hereof, the Company may terminate this Agreement by providing six (6) months notice in writing to APOL. Thereafter, the Company’s obligations hereunder shall terminate subject to Clause 5.5.

13.	REIMBURSEMENT OF MEDICAL EXPENSES

13.1 The Company agrees to reimburse all medical expenses incurred by the Executive and his immediate family in the past thirty six (36) months and during the term of this Agreement that is not covered by the Company’s permanent health insurance scheme.

14. MISCELLANEOUS MATTERS

14.1 [INTENTIONALLY OMITTED]

14.2 APOL warrants and covenants on behalf of itself and the Executive that there is no other contract or duty on its or his part that will be inconsistent with this Agreement.

14.3 APOL agrees that it will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall APOL’s rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation shall be null and void. Subject to the provisions of Clauses 5.6 and 5.7, nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest or any Associated Company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

14.4 If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect. It is the intention of the Parties that the provisions contained in Clauses 7, 8, 9 and 10 shall be enforced to the greatest extent (but to no greater extent) in time, area, and degree of participation as is permitted by the law of that jurisdiction whose law is found to be applicable to any acts allegedly in breach of these provisions.

14.5 Each of the Parties hereto shall have the right to waive any of its rights under this Agreement in whole or in part, in its absolute discretion, and any such right once waived may thereafter, subject to the terms of the waiver, be reasserted by such Party at any time and enforced pursuant to the terms of this Agreement.

14.6 This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior oral or written and all contemporaneous oral agreements between the Parties with respect to the subject matter hereof. No extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement and APOL or the Executive.

14.7 This Agreement may be amended, modified or waived only by a separate written instrument duly executed by or on behalf of each of the Parties hereto.

14.8 The headings for the clauses of this Agreement are for convenience only and are not part of this Agreement.

14.9 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

14.10 The Parties acknowledge that (i) they have had the opportunity to consult counsel in regard to this Agreement if they so desire; (ii) they have read and understand the Agreement and they are fully aware of its legal effect; and (iii) they are entering into this Agreement freely and voluntarily, and based on each Party’s own judgment and not on any representations or promises made by the other Party, other than those contained in this Agreement.

15. NOTICES

All such notices and communications shall be effective (a) when sent by FedEx or other overnight service of recognized standing, on the third business day following the deposit with such service; and (b) when faxed during normal business hours on a day on which the Company is open for business, upon confirmation of receipt. The Parties shall be obligated to notify each other in writing of any change of the below address. Notice of change of address shall be effective only when done in accordance with this clause. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed or delivered via courier to each Party as follows:

If to the Company:

Address: Facsimile: Attention:	33/F, Citicorp Centre 18 Whitfield Road Causeway Bay, Hong Kong (852) 2893-5245 Dr. Raymond Ch’ien

If to APOL or the Executive:

Address: Facsimile: Attention:	Suite 4302 43/F China Resources Building 26 Harbour Road Wanchai, Hong Kong (852) 2827-0098 Mr. Peter Yip

16. GOVERNING LAW

This Agreement shall be governed by and construed under the laws of Hong Kong and each of the Parties hereby irrevocably agrees for the exclusive benefit of the Company that the Courts of Hong Kong are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

Schedule 1 (The Services)

1. The Executive shall be seconded from APOL to the Company to serve full-time as Chief Executive Officer of CDC Corporation.

2. The Executive shall undertake such duties as are customary and appropriate for a Chief Executive Officer of companies such as CDC Corporation, including but not limited to strategic planning and implementation, acquisitions, government relations, hiring and firing senior management personnel and reporting to the Board regarding the overall progress of the Group.

3. The Executive and APOL shall promote the businesses of the Group and act in good faith while performing their respective duties and obligations under this Agreement, at all times in the best interests of the Group.

4. In such capacity as Chief Executive Officer of the Company, the Executive shall render such services as are necessary and desirable to protect and advance the best interest of the Group, acting in all instances under the supervision and in accordance with the policies set by the Board.

Schedule 2 (Vesting schedule for the Options granted under Clause 5.1)

Number of Options: 2,400,000
Option Exercise Price: US$3.99 (see Note 1)
Grant Date: April 12, 2006
Option Expiration Date: April 11, 2013

	Number of Options
Vesting Date	That Will Vest	Cumulative Number
July 12, 2006	200,000	200,000

October 12, 2006	200,000	400,000

January 12, 2007	200,000	600,000

April 12, 2007	200,000	800,000

July 12, 2007	200,000	1,000,000

October 12, 2007	200,000	1,200,000

January 12, 2008	200,000	1,400,000

April 12, 2008	200,000	1,600,000

July 12, 2008	200,000	1,800,000

October 12, 2008	200,000	2,000,000

January 12, 2009	200,000	2,200,000

April 12, 2009	200,000	2,400,000

Note:

(1)	Represents the closing price of the shares of CDC Corporation on the day before the Appointment Date

Schedule 3 (Schedule of Events contingent upon which Contingent Options granted under Clauses 5.3(a) and (b) will vest)

No. of
		Contingent Options	No. of Contingent
		to be vested	Options to be
		amongst the	vested amongst the
	Description of Event	2,000,000	399,999 Contingent
	contingent upon which the	Contingent Options	Options granted
	Contingent Options will	granted under	under Clause 5.3
Event	vest	Clause 5.3 (a)	(b)	Vesting Date
Event 1	Listing at any time	500,000	133,333 immediately	The date on
	during the continuance of	immediately upon	upon the occurrence	which listing
	this Agreement of the	the occurrence of	of each of Events	referred to in each
	software related	each of Events 1,	1, 2, 3 or 5	Event first takes
	businesses of the Group	2, 3 or 4 provided	provided that a	place on the
	on a recognized stock	that a total of no	total of no more	relevant stock
	exchange outside Hong	more than 2,000,000	than 399,999 will	exchange
	Kong and the PRC and	will vest	vest
which listing is
independent of the
current listing of CDC
Corporation
Event 2	Listing at any time
during the continuance of
this Agreement of the
securities of China.com
Inc. on a recognized
stock exchange outside
Hong Kong and the PRC or
a move of the listing of
the securities of
China.com Inc. from the
Growth Enterprise Market
of the Stock Exchange of
Hong Kong to the Main
Board of the Stock
Exchange of Hong Kong
Event 3	Listing at any time
during the continuance of
this Agreement of the
Group’s on-line games
related businesses on a
recognized stock exchange
outside Hong Kong and the
PRC
Event 4	Listing at any time
during the continuance of
this Agreement of
businesses acquired by
the Company or any
Associated Company
subsequent to the date of
this Agreement on a
recognized stock exchange
outside Hong Kong and the
PRC or the acquisition of
not less than 20% of the
outstanding securities of
a company listed on a
recognized stock exchange
Event 5	Listing at any time
during the continuance of
this Agreement of
businesses currently
under the Group and
unrelated to the software
businesses, the listing
of China.com Inc. or the
on-line games businesses
under each of Events 1, 2
or 3 on a recognized
stock exchange outside
Hong Kong and the PRC
Maximum number of Contingent Options that will vest		2,000,000	399,999

Note 1: The Contingent Options granted under Clause 5.3 shall be set forth in the option award agreement(s) which allow APOL to purchase an equivalent number of CDC Corporation’s Shares.
Note 2: Except as otherwise provided in Clause 5.3 and in this Schedule, the Contingent Options shall be subject to the terms and conditions of the 1999 Stock Option Plan.

Schedule 4 (Exceptions to Non-Competition Undertakings)

1. Nothing in Clause 9.1 of this Agreement shall prevent:

(a)	the Executive from continuing to hold any directorship or employment he is holding as of the date of this Agreement, which are acting as a general partner of the Asia Global Capital Fund and a co-founder and managing director of the Hong Kong Breeders Club, general partner of china pacific capital LP and its affiliates, and chief fund raiser for CW CHU Education Foundation; or

(b)	any of APOL, the Executive or any affiliates thereof from investing in or rendering advice or part-time services to any business that APOL or any descendent of Executive invest in or engage in as of the date of this Agreement, which are the Asia Global Capital Fund, the Hong Kong Breeder’s Club, china pacific capital LP and its affiliates, and the CW CHU Education Foundation.

2. Furthermore, nothing in Clause 9.1 of this Agreement shall prevent the Executive from holding any directorship or being employed in any other business entity in the future, provided, that:

(a)	the Executive shall be obligated to notify the Board in writing promptly after he shall have received any offer to nominate the Executive as a director or to employ the Executive in any such business entity; and

(b)	the Board shall have no objection against the directorship or employment of the Executive in such business entity within seven days of such notification.

IN WITNESS whereof this Executive Services (CEO) Agreement has been signed by or on behalf of the parties hereto and is effective as of the date first written above.

SIGNED by Dr. Raymond Ch’ien		)
Chairman of CDC Corporation		)	/s/ Raymond K.F. Ch’ien
On behalf of CDC Corporation Limited		)
In the presence of	/s/ Anita Fok	)
Date:
SIGNED by Wong Kwong Chi		)
On behalf of CDC Corporation Limited		)	/s/ Wong Kwong Chi
In the presence of	/s/ Karen Wu	)
Date:
SIGNED by ________________________________		)
Director		)	/s/ Peter Yip
On behalf of Asia Pacific Online Limited		)
In the presence of	/s/ Karen Wu	)

Date:

Clauses 7, 8, 9, and 10 acknowledged and agreed to by Peter Yip, as the Executive.

SIGNED by Peter Yip		)
Executive		)	/s/ Peter Yip
In the presence of	/s/ Karen Wu	)

Date: